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Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

OSG AMERICA L.P.

        This Amended and Restated Certificate of Limited Partnership of OSG America L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of amending and restating the certificate of limited partnership of OSG America L.P., originally filed with the Secretary of State of Delaware on May 14, 2007, pursuant to pursuant to the Delaware Revised Uniform Limited Partnership Act.

  1.
  The name of the Limited Partnership is OSG America L.P.

  2.
  The address of the registered office of the Limited Partnership in the State of Delaware shall be at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of its registered agent at such address shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

  3.
  The name and address of the general partner is:

      Two Harbour Place
      302 Knights Run Avenue
      Suite 1200
      Tampa, FL 33602

        IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Amended and Restated Certificate of Limited Partnership to be duly executed as of the 9th day of August, 2007.

General Partner
OSG AMERICA, LLC
By:	/s/ JAMES I. EDELSON Name: James I. Edelson Title: Authorized Person

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AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP OF OSG AMERICA L.P.